Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 dentons.com

October 15, 2024

Lionsgate Studios Corp.

2700 Colorado Avenue

Santa Monica, California 90404

Dear Sirs/Mesdames:

Re:	Lionsgate Studios Corp. – Registration Statement on Form S-1

We have acted as Canadian counsel to Lionsgate Studios Corp. (“Studios”), a British Columbia company, Lions Gate Entertainment Corp. (“Lionsgate”), a British Columbia company, and LG Sirius Holdings ULC (“Studio Holdco”), a British Columbia unlimited liability company and a wholly-owned subsidiary of Lionsgate, in connection with (i) the initial filing of a Registration Statement on Form S-1 by Studios with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (the “Securities Act”) on June 12, 2024 (as subsequently amended by Amendment No. 1 filed with the SEC on June 26, 2024 and Amendment No. 2 filed with the SEC on June 27, 2024) declared effective on July 1, 2024, (ii) a Post-Effective Amendment No. 1 to the Registration Statement filed by Studios with the SEC under the Securities Act ((i), (ii) together, the “Registration Statement”).

Screaming Eagle Acquisition Corp. (“SEAC”), a Cayman Islands exempted company, SEAC II Corp. (“New SEAC”), a predecessor company to Studios, Studio Holdco, and LG Orion Holdings ULC (“LG Orion”), SEAC MergerCo, a Cayman Islands exempted company, and 1455941 B.C. Unlimited Liability Company, a British Columbia unlimited liability company (“New BC Sub”), entered into a business combination agreement dated December 22, 2023, as amended on April 11, 2024, and May 9, 2024 (as amended, the “Business Combination Agreement”) relating to a series of Transactions.

Capitalized terms used herein without express definition have the meanings ascribed to them in the Business Combination Agreement. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

The Registration Statement relates to Transactions that include the issuance by Studios of certain common shares of Studios (the “Studios Common Shares”), including:

(i)	the Studios Common Shares issued pursuant to the StudioCo Amalgamation (the “Amalgamation Shares”); and

(ii)

the Studios Common Shares issuable pursuant to a Sponsor Option Agreement (the “Sponsor Option Agreement”) entered into by SEAC, New SEAC, and Eagle Equity Partners V, LLC, a Delaware limited liability company, prior to the Closing (the “Sponsor Option Shares”).

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The Transactions contemplated by the BCA included, among other things:

(i)	the completion of the SEAC Pre-Arrangement Steps prior to the Arrangement Effective Time;

(ii)

the completion, on May 13, 2024, of an arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) on the terms and subject to the conditions set forth in the plan of arrangement in respect of the Arrangement (the “Plan of Arrangement”) including three amalgamations:

a.	a SEAC successor entity, SEAC Merger Surviving Company ULC, and New BC Sub amalgamated to form one corporate entity (“MergerCo Amalco”);

b.	New SEAC and MergerCo Amalco amalgamated to form one corporate entity (“SEAC Amalco”); and

c.	LG Orion and SEAC Amalco amalgamated to continue as one company, Studios;

(iii)	at the time of the StudioCo Amalgamation pursuant to the Plan of Arrangement:

a.

each then issued and outstanding SEAC Amalco Class A Common Share was cancelled and in consideration therefore the holder of each SEAC Amalco Class A Common Share received, for each such cancelled SEAC Amalco Class A Common Share, one fully paid and non-assessable Studios Common Share;

b.

each then issued and outstanding common share of LG Orion (“LG Orion Common Share”) was cancelled and in consideration therefore the holder of each LG Orion Common Share received, for each such cancelled LG Orion Common Share, a number of Studios Common Shares equal to the StudioCo Issuance Amount; and

c.	the property, rights, and interests of SEAC Amalco became the property, rights, and interests of Studios, and Studios became liable for all of the liabilities and obligations of SEAC Amalco.

A.	Documents Reviewed and Reliance

As Canadian counsel to Studios, we have examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Registration Statement;

2.	the Business Combination Agreement, including the Plan of Arrangement;

3.	the Sponsor Option Agreement;

4.	the certificate of amalgamation of Studios dated May 13, 2024; and

5.	resolutions of the directors of Studios (the “Studios Resolutions”):

(a)	confirming the Amalgamation Shares issued pursuant to the Arrangement were issued as fully paid and non-assessable Studios Common Shares, and

(b)	approving the issuance of the Sponsor Option Shares as fully paid and non-assessable Studios Common Shares when issued in accordance with the Sponsor Option Agreement.

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We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing of Studios dated October 11, 2024, issued pursuant to the Business Corporations Act (British Columbia) (the “Studios CGS”);

2.

a certificate signed by an officer of Studios dated as of the date hereof addressed to our firm, containing, among other things, certain additional corporate information of a factual nature and attaching (i) the certificate of amalgamation, the articles, and the notice of articles of Studios, and (ii) the Studios Resolutions (the “Studios Certificate”).

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

C.	Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.

with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.	the SEAC Pre-Arrangement Steps occurred prior to the Arrangement Effective Time;

3.

the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

4.

all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained;

5.

the minute books and corporate records of Studios made available to us are the original minute books and records of Studios and contain all of the articles and constating documents of Studios and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors;

6.	the Studios Certificate is accurate and continues to be accurate on the date hereof;

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7.

that each of the Transaction Documents constitutes a legal, valid and binding obligation of the parties thereto, other than Studios, enforceable against each of the parties thereto in accordance with its terms; and

8.

that if any obligation under any document is required to be performed in a jurisdiction outside of the Province of British Columbia, the performance of that obligation will not be illegal under the laws of that jurisdiction.

D.	Reliance

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Studios Certificate.

In giving the opinion expressed in paragraph 1 below as it pertains to Studios being an existing company under the laws of the Province of British Columbia, we have relied solely on the Studios CGS, which we assume continues to be accurate on the date hereof.

E.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that:

1.

Studios is an existing company under the Business Corporations Act (British Columbia) and is in good standing with respect to the filing of annual reports under the Business Corporations Act (British Columbia).

2.

The common shares of Studios comprising the Amalgamation Shares issued pursuant to and in accordance with the Arrangement were validly issued as fully paid and non-assessable common shares in the capital of Studios.

3.

The common shares of Studios comprising the Sponsor Option Shares have been authorized for issuance and when issued in accordance with the Sponsor Option Agreement will be validly issued, fully paid and non-assessable common shares in the capital of Studios.

F.	Qualifications

Whenever our opinion refers to securities of Studios, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to Studios in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by Studios therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

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The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Very truly yours,

/s/ Dentons Canada LLP